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                       November 25, 2022

       Ross Levinsohn
       Chief Executive Officer
       Arena Group Holdings, Inc.
       200 Vesey Street
       24th Floor
       New York, New York 10281

                                                        Re: Arena Group
Holdings, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 001-12471

       Dear Ross Levinsohn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology